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                                                                  EXHIBIT (e)(5)
                            PRIVATE AND CONFIDENTIAL

October __, 2002

[Name]
[Address]
[City, Province]
[Postal Code]

Dear [Name]:

For the purpose of providing you, in your capacity as [Title] of Emco Limited ("Emco" or the "Company"), with an incentive to improve the profitability of Emco and to encourage you to continue to contribute in a substantial manner to the success of Emco's business activities, the Board of Directors of Emco has approved the terms of this letter. In the event of a Transaction and your employment is terminated by Emco, or a successor to some or all of its business, as the case may be, within eighteen months following the effective date of such a Transaction, Emco will provide you with the severance payments and benefits set out below (the "severance payments"), which are inclusive of all amounts and benefits (other than vested pension and other vested retirement benefits and vested stock options at the date of such termination) to which you would otherwise be entitled under Emco's usual policies, applicable statues and regulations, or at law.

For the purposes of this Agreement, the following terms shall have the following meanings:

1) "Transaction" means:

   a) the sale of all or substantially all of the assets of Emco;

   b) the acquisition by any entity or related entities, other than Masco Corporation ("Masco") and its subsidiaries and affiliates, of beneficial ownership of securities of Emco which, directly or following conversion or exercise thereof, would entitle the holder thereof to cast more than 50% of the votes attaching to all securities of Emco which may be cast to elect directors of Emco; or

   c) a reorganization, merger, amalgamation or other transaction whereafter (i) the common shares of Emco are no longer publicly traded on a recognized stock exchange, or (ii) at least one-half of the members of Board of Directors of Emco on the day immediately prior to such reorganization, merger, amalgamation or other transaction cease to be members of the Board within eighteen months following such reorganization, merger, amalgamation or other transaction.

2) "termination of your employment" and other similar expressions mean termination of your employment with Emco for any reason (including, without limitation, constructive dismissal), other than (i) voluntary resignation (other than in connection with constructive dismissal), (ii) termination for just cause, (iii) normal retirement or voluntary early retirement, (iv) death, (v) permanent mental or physical disability; or (vi) termination which arises solely as a result of a sale by Emco of all or substantially all of its assets provided employment is offered to you by a successor purchaser on substantially the same terms and conditions of employment which existed prior to such sale provided no constructive dismissal results therefrom.

3) "constructive  dismissal"  means any  fundamental  adverse change in the

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   status, scope or authority of your functions and responsibilities or in salary, benefits, pension contribution or benefit, bonus, long term incentive compensation or other elements of your usual compensation, or any other matter which may constitute constructive dismissal at law, which have not been accepted by you in writing and following which you voluntarily terminate your employment within one month of any such change.

4) "just cause" means wilful or gross misconduct or disobedience, wilful or gross neglect of duty, the commission of a criminal offence against Emco or any of its subsidiaries (including, without limitation, theft, embezzlement or misappropriation of funds or other property of Emco or any of its subsidiaries), or any act which constitutes a material breach of your obligations to Emco, but shall not include personality conflict.

5) "severance period" means the earlier of (i) o months following the effective date of the termination of your employment or (ii) the period of time remaining to your 65th birthday.

6) "entity" means any business, person, partnership, firm, corporation or other entity.

7) "new employment" means your employment by any entity, the offering of your services as an independent contractor or consultant, or you otherwise becoming independently employed and your annual earnings or income from such activities are equal to at least two-thirds of your annual base salary in effect at the time of termination of your employment.

In the event your employment is terminated within eighteen months following the effective date of a Transaction, Emco, or its successor, will provide to you the following severance payments:

1) BASE SALARY: You will receive, for the severance period, the greater of (i) your base salary in effect at the time of termination of your employment and
   (ii) your base salary in effect on the day immediately prior to the effective date of the Transaction, less all deductions required by law. This amount will be paid to you in the form of salary continuance;

2) BENEFITS: You will continue to receive, until the earlier of the end of the severance period and the date you obtain new employment, benefits coverage, at a minimum, on substantially the same terms and conditions in effect immediately prior to the effective time of the Transaction, including, without limitation health, medical, dental, and long-term disability insurance, and health spending account, provided that you continue to pay on account of benefits any amount that you were required to pay on account of benefits prior to termination of your employment. To the extent that some or all of the foregoing benefits coverage cannot be continued following the date of the termination of your employment for some or all of the severance period with same or similar carriers at the same or similar rates and in respect of critical illness, accident, travel and life insurance, you will receive a lump sum payment equal to Emco's cost of providing such coverage, based on coverage costs in effect prior to the termination of your employment, for the period during the severance period for which such benefits coverage cannot be continued;

3) PENSION PLAN:

   a) You will be credited with pensionable service for the period included in the severance period under your pension plan (to the extent permitted by applicable pension and income tax laws) and under the

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      supplemental retirement plan portion of your pension plan ("SRPA");

   b) Your highest average earnings for this purpose shall be calculated at the end of the severance period, including the base salary and bonuses paid during the severance period and otherwise as provided for in your pension plan;

   c) Your age, for the purpose of calculating any early retirement reduction factor under your pension plan (to the extent permitted by applicable income tax laws) and under the SRPA, shall be deemed to be equal to the age you have attained at the end of the severance period; and

   d) The date of payment and form of benefit to which you are entitled under your pension plan and under the SRPA, as modified by this Agreement, shall be determined in accordance with the terms of such plan or arrangement in effect at the applicable time;

4) VACATION PAY: You will be paid vacation pay owing to you as of the effective date of termination of your employment, but no vacation pay shall accrue for the severance period;

5) COMPANY CAR: Emco, or its successor, will continue to pay your car arrangements in effect immediately prior to the time of termination of your employment, including insurance and reasonable operating expenses (excluding a cell phone), until the earlier of the end of the severance period and the date you obtain new employment. In the event that the lease, if any, for such car expires during the severance period, such lease will be extended or otherwise renegotiated for the period for which your car arrangements are to be continued hereunder. At the end of the severance period, you have the option of returning the car to Emco or buying out the lease at the cost provided for therein;

6)   MANAGEMENT INCENTIVE PLAN:

   a) You will receive your annualized bonus for the calendar year in which your employment is terminated, prorated from January 1 of such year to the date of the termination of your employment;

   b) In addition to the amount set out in section 6(a):

     (i) In the event that your employment is terminated in the 2002 calendar year, you will receive an amount equal to the number of years and fractions thereof that constitute the severance period multiplied by the average of your annualized bonus for the 2002 fiscal year and your bonus for the 2001 fiscal year. This amount will be paid to you in the same manner as your base salary. In such event, your annualized bonus for the 2002 fiscal year will be calculated for the full year based on the 2002 year-to-date results versus the 2002 year-to-date bonus objectives, as at the effective time of the termination of your employment; and

     (ii) In the event that your employment is terminated subsequent to the 2002 calendar year, you will receive an amount equal to the number of years and fractions thereof that constitute the severance period multiplied by the average of your bonuses for the two fiscal years prior to the termination of your employment. This amount will be paid to you in the same manner as your base salary;

7) STOCK OPTIONS: Subject to the earlier vesting of your stock options pursuant to, and the Reorganization provisions of, the 1991 Long Term Incentive Program:

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   a) Stock options which would normally vest after the termination of your employment will vest on the effective date of the termination of your employment, and shall thereafter expire on the expiry dates established at the time of the award of the stock options, and

   b) Regardless of whether there is a termination of your employment, to the extent you are not otherwise compensated by way of substitute stock options or other forms of compensation of at least a value equivalent to the value of your vested and unvested stock options, in the event of a Transaction such that the common shares of Emco are no longer publicly traded on a recognized stock exchange, your options shall vest and you will receive promptly thereafter for the cancellation of such options payment of an amount equal to the difference, if any, between (i) the compensation paid per share for the common shares of Emco on such a Transaction and (ii) the price per share at which your stock options are exercisable;

8) OUTPLACEMENT:   Emco,  or  its   successor,   will  pay  for  reasonable
   re-employment consulting services, in an amount not to exceed $40,000 for a period of 12 months following termination of your employment; and

9) INSURANCE - Emco, or its successor, as the case may be, will maintain on your behalf, for a period of at least six years from the date of the termination of your employment, liability insurance in respect of any liabilities incurred by you in your capacity as an officer and/or executive of Emco, in an amount and coverage at least equal to that which was in effect on the day immediately prior to the Transaction or if the cost thereof would exceed 125% of the cost paid for such insurance in the year immediately prior to the Transaction, then for the amount and coverage which 125% of such amount previously paid would purchase.

In the event of the first to occur of (A) a Transaction where Masco owns 30% or more of the Company's outstanding common stock immediately prior to such Transaction and which is not unanimously approved by the Board of Directors of Emco, or (B) any Transaction where Masco owns less than 30% of the Company's outstanding common stock immediately prior to such Transaction or (C) any second Transaction after the date hereof, all of which are regardless of whether your employment is terminated thereafter, or (D) on the termination of your employment within eighteen months following the effective date of a Transaction, Emco or its successor, as the case may be, will cause your entitlement under the SRPA to be secured by way of a letter of credit issued to and held in trust for your benefit in an amount equal to the value of such entitlement as modified by this Agreement, as determined by actuarial valuation (the "pension entitlement"), and Emco (or its successor) will be responsible for establishing such trust, any tax, legal, administrative or other costs associated with such trust, the cost of the actuarial valuation, and any costs associated with the letter of credit. Such irrevocable letter of credit shall be renewed annually to reflect the then current value of the pension entitlement as determined by an actuarial valuation at the cost of Emco (or its successor). Such irrevocable letter of credit shall be drawn down by the trustee in certain circumstances to be stipulated in the terms of the trust, including, without limitation, a default in payment of the pension entitlement, or any portion thereof, failure of the letter of credit to be renewed as required herein, failure by Emco (or its successor) to pay the trustee's annual fees and other administrative costs of the trust, failure to obtain the initial actuarial valuation or a new actuarial valuation relating to the replacement letter of credit, or on a subsequent Transaction. If a letter of credit is not issued and held in trust as required herein, then Emco or its successor, as the case may be, will be required to deposit in trust an amount of money equal to the amount

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determined by actuarial valuation. Emco (or its successor) will be responsible for establishing such trust, the cost of the actuarial valuation, and any administrative or other costs associated with such trust. For greater certainty, the amount deposited to such trust will, to the extent necessary, be grossed up for income taxes, so that any amounts received by you, or which you are entitled to receive, from the trust will be equal, on an after-tax basis, to those amounts that you would otherwise have received or have been entitled to receive. For the purposes of this paragraph, "actuarial valuation" shall mean the amount required to fully fund the pension entitlement under the SRPA determined on a wind-up basis as at the date of the Transaction according to actuarial assumptions and methodologies recommended for this purpose by an actuary who shall be retained by Emco (or its successor) and who shall be a Fellow of the Canadian Institute of Actuaries.

In consideration of the severance payments and the pension entitlement, you agree, for a period of two years from the effective date of termination of your employment, not to directly or indirectly:

1) in Canada, obtain new employment with, be a creditor of, be an investor in (other than being an investor in less than 1% of the outstanding shares of a publicly traded company), or in any way be connected with any competitor of Emco or any entity that is in the same business as Emco on the date of termination of your employment or at any time within the twelve months prior to the date of termination of your employment;

2) employ, attempt to employ or assist any entity to employ any employee of Emco, except where such an employee seeks employment in response to a general advertisement for employment; and

3) solicit, attempt to solicit, or interfere with the relationship of Emco, in respect of products sold by Emco, with any entity that is a customer of Emco on the date of termination of your employment, was a customer of Emco at any time within twelve months prior to the date of termination of your employment, or was being pursued as a prospective customer by Emco on the date of termination of your employment.

   For purposes of the foregoing paragraph, the term "Emco" shall mean Emco Limited and its subsidiaries.

You are in a fiduciary relationship with Emco and hold secret, proprietary and/or confidential information, knowledge and data relating to Emco, its subsidiaries and their respective businesses (collectively the "confidential information"). As a result of your fiduciary relationship and in consideration of the severance payments and the pension entitlement, after termination of your employment with Emco, you shall not, without the prior written consent of Emco, communicate or divulge any confidential information for your own benefit or the benefit of anyone other than Emco and its subsidiaries.

In the event that (i) you or Emco institute any action or proceeding in a court, arbitration or otherwise to enforce or interpret any provision of this Agreement, or for damages by reason of an alleged breach of any provision of this Agreement, and (ii) you are the prevailing party in such action or proceeding, Emco or its successor, as the case may be, shall pay all of your reasonable legal fees and expenses related to the action or proceeding.

This Agreement may not be amended or modified otherwise than by written agreement executed by you and Emco. Other than as acknowledged in writing, there shall not be any waiver of any right, privilege or dissent of any party hereto, and it is expressly agreed that no statement, acquiescence or silence by a party hereto shall be deemed to constitute a waiver.

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This Agreement cancels and supersedes the letters dated February 1, 1999 and
October 31, 2000.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be effective on the date of personal delivery, the date of delivery by courier service, the date of transmission if sent by facsimile or on the fifth day after mailing is sent by registered or certified mail.

The rights and obligations of Emco under this Agreement shall enure to the benefit of and be binding upon the successors and assigns of Emco, including, without limitation, any successors in the event of a Transaction. In no event may Emco assign or transfer this Agreement, by contract, agreement, operation of law or otherwise, to an entity which is not solvent at the time of a Transaction or termination of your employment. This Agreement is personal to you and may not be assigned by you.

This Agreement shall commence as of the date of acceptance by you.

Would you please acknowledge your agreement to the foregoing by dating, signing and returning the enclosed copy of this letter.

Yours truly,


Frank M. Hennessey
Chairman of the Board

The terms and conditions contained in this letter are acknowledged and agreed to this ____ day of October, 2002.

Witness:


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Name:                                            [Name]
Address: